STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered into this 31st day of August, 1999 by and between La Empresa Ranco Plasticos Limitada, a Costa Rica corporation (the "Holder"), Michael Lanes ("Lanes"), Jamie Ligator ("Ligator"), and eConnect, a Nevada corporation (the "Purchaser").

                          RECITALS:

A. Holder is the owner of record of 58.33% of the issued and outstanding stock of Isla Escondida, S.A., a Costa Rica Corporation ("EE") (the "Stock"). Nevertheless, pursuant to an agreement between Holder, Ligator and Lanes, one-half (1/2) of the Stock is actually being held in the name of Holder for the benefit of Lanes and the other one-half (1/2) of the Stock is actually being held in the name of Holder for the benefit of Ligator.

B. Purchaser desires to purchase and Holder, Lanes and Ligator are willing to sell all of their right, title and interest in the Stock in exchange for the "Purchaser Stock" defined below, pursuant to and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual undertakings set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                           ARTICLE I
                   Purchase and Sale of Stock

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Purchaser shall purchase from Holder, Lanes and Ligator; and Holder, Lanes and Ligator shall sell to Purchaser all of their right, title and interest in the Stock.

1.2 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale shall take place upon execution of this Agreement by all parties listed above ("Closing").

                           ARTICLE II
                          Purchase Price

2.1 Purchase Price. The purchase price for the Stock shall be in the form of the Purchaser Stock as set forth below (the "Purchase Price"). Purchaser acknowledges that certain shares of the Purchaser Stock are to be issued to Empresas Horizontas Lejanos., S.A., a Costa Rica corporation for the benefit of Gary Hayes and Richard Adams in exchange for their execution of that certain Indemnification and Release Agreement on or about even date herewith.

2.2 Payment of Purchase Price. Payment of the Purchase Price will be made as follows:

2.2.1. At Closing, Purchaser shall deposit into an escrow account with Bank One, N.A. or such other independent third party FDIC insured institution as mutually agreed to by the parties in writing (the "Escrow Agent"), Seven Million (7,000,000) shares of common stock of Purchaser to be held pursuant to the terms of this Section 2.2 (collectively the "Purchaser Stock"), which Purchaser Stock shall be issued in the names as set forth on the "Exhibit A" which is attached hereto and incorporated herein by this reference.

2.2.2 One Million Eight Hundred Seventy Five Thousand (1,875,000) shares of Purchaser Stock (the "Registered Purchaser Stock") will be, at Closing, registered with the U.S. Securities and Exchange Commission ("SEC") pursuant to Section 5 of the Securities Act of 1933 (the "Act") and registered to trade on the NASDAQ OTC (Bulletin Board) stock exchange (the "Exchange") without any trading or resale restrictions and therefore, the certificates for such shares will contain no restrictive legends. The Escrow Agent shall deliver the Registered Purchaser Stock to the respective parties on Exhibit A at Closing without restriction of any kind. The balance of the Purchaser Stock, when delivered to Escrow Agent at Closing, will not be registered with the SEC pursuant to the Act nor registered to trade on the Exchange but rather will be issued pursuant to exemptions from such registration requirements and therefore, the certificates evidencing such shares will contain a restrictive legend that such shares must be re-sold in compliance with Rule 144 of the Act (the "Escrowed Shares").
The certificates evidencing both the Escrowed Shares and the Stock (as well as the Assignments) will be held by the Escrow Agent pursuant to this Section 2.2 and a separate Escrow Agreement between the parties hereto and the Escrow Agent in the form attached hereto as Exhibit "B" (the "Escrow Agreement").

2.2.3 Purchaser represents and warrants that Purchaser has filed with the SEC a SB-2 registration statement requesting the registration under the Act and the Exchange of certain additional shares of stock of Purchaser, including without limitation the Escrowed Shares (the "Registration Statement"). Within two (2) business days of the approval by the SEC of the Registration Statement, Purchaser shall deposit with Escrow Agent, new certificates evidencing the Escrowed Shares as registered under the Act and on the Exchange without any trading or resale restrictions and therefore, the certificates for such shares will contain no restrictive legends (such shares shall hereinafter be referred to as the "Registered Escrowed Shares"). Upon the occurrence of the condition set forth in the prior sentence, the Escrow Agent shall release (a) to Purchaser the certificates evidencing the Stock (the "Stock Certificates") and the assignments separate from certificate transfer-ring the Stock to Purchaser (the "Assignments"), and (b) the certificates evidencing the Registered Escrowed Shares as follows:

2.2.3.1 One Hundred Twenty Five Thousand (125,000) shares of the Registered Escrow Shares shall be immediately released to those persons referenced on "Exhibit A".

2.2.3.2 In the event that the per share closing price of eConnect stock on the Exchange, as reported in the Wall Street Journal, does not equal or exceed $.75 per share for any period consisting of ten (10) consecutive trading days at any time during the period commencing the Closing and ending September 30, 1999, the Escrow Agent shall release Two Million (2,000,000) of the Registered Escrowed Shares to those persons referenced on "Exhibit A". If by September 30, 1999 the per share closing price of eConnect stock for any consecutive ten day period does exceed $.75 per share, then on September 30, 1999 the Escrow Agent shall release such certificates to Purchaser, who shall cancel them.

2.2.3.3 In the event that the per share closing price of eConnect stock on the Exchange, as reported in the Wall Street Journal, does not equal or exceed $ 1.00 per share for any period consisting of ten (10) consecutive trading days at any time during the period commencing the Closing and ending December 31, 1999, the Escrow Agent shall release an additional Three Million (3,000,000) of the Registered Escrowed Shares to those persons referenced on "Exhibit A" (such shares not inclusive of the Registered Escrow Shares described in Section
2.2.3.2 above). If by December 31, 1999 the per share closing price of eConnect stock for any consecutive ten day period does not exceed $1.00 per share, then on December 31, 1999 the Escrow Agent shall release such certificates to Purchaser, who shall cancel them.

2.2.3.4 In the event that Purchaser declares a stock split during the period commencing the Closing and ending December 31, 1999, upon the occurrence of either events set forth in Section
2.2.3.2 or 2.2.3.3 entitling the persons described on Exhibit A to distributions of the Registered Escrow Shares, each of the persons referenced on Exhibit A shall be entitled to receive (in addition to the shares of stock to set forth above) such additional shares of stock that each person would have receive pursuant to the stock split if they were a shareholder at the time of the stock split. In the event of any such stock split (or a reverse stock split) the respective $.75 per share and $
1.00 per share benchmarks shall be adjusted accordingly such that if there was a 2 for I stock split, the references to $.75 per share and $1.00 per share would be $.37 and $.50 per share respectively.

2.2.4 However, if (a) the Escrowed Shares are not registered under the Act and on the Exchange without any restrictions within thirty (30) days from Closing and/or (b) new certificates have not been deposited with Escrow Agent within two (2) business days of the approval by the SEC of the Registration Statement, Holder, Lanes and Ligator may elect, in their sole discretion to notify the Escrow Agent to release (a) the Stock Certificates and the Assignments to Holder, Lanes and Ligator, who shall destroy the Assignments, whereupon Purchaser shall have no rights therein and (b) the certificates evidencing the Registered Escrowed Shares to Purchaser, who shall cancel them. Alternatively, if Holder, Lanes and Ligator do not make the election in the prior sentence, they can elect to notify the Holder to release the One Hundred Twenty Five Thousand (125,000) shares of the Registered Escrow Shares to them and have the right to receive the other Registered Escrowed shares as set forth above subject to the restrictive legend. However, in either event, the parties set forth on Exhibit A shall be entitled to retain the Registered Purchaser Stock.

                        ARTICLE III
    Representations and Warranties of Holder, Lanes and Ligator

Acknowledging that Purchaser is materially relying on each of the following representations, warranties and covenants, Holder, Lanes and Ligator hereby represent and warrant as follows. For purpose of this Article III, if any representation or warranty is qualified by someone's "knowledge", the term knowledge shall mean the actual knowledge of such person without further inquiry.

3.1 Formation of IE. To the best of their knowledge, IE is a corporation duly organized and validly existing under the laws of Costa Rica.

3.2 Power and Authorization of Holder and MA. The sale of Stock contemplated by this Agreement is not in violation of any provision of EE's articles or bylaws, or any agreement or instrument to which Holder, Lanes or Ligator is a party or to which the Stock is subject, will not result in any such violation or be in conflict with or constitute a default under any such provision or agreement, and will not accelerate the performance provided by the terms of any agreement or instrument to which Holder, Lanes or Ligator is a party, or constitute a default thereunder, or an event which, with the lapse of time or action by a third party, could result in a default thereof, or result in the creation of any lien, charge or encumbrance upon the Stock. Such sale of Stock will not violate any provision of any judgment, writ, decree, order, statute, rule or governmental regulation applicable to Holder, Lanes or Ligator.
3.3 Title. Lanes and Ligator are the owners of the Stock, which constitutes 58.33% of the total issued and outstanding shares of IE. The Stock transferred pursuant to the terms of this Agreement is free and clear of all restrictions, liens, encumbrances and security interests and is validly issued.
Other than by this Agreement, there are no outstanding options, warrants, preemption rights, rights of first refusal or other rights to subscribe for or purchase or contracts, agreements or other arrangements with respect to the Stock or any other investment exercisable or convertible into the Stock.

3.4 Indemnification. Holder, Lanes and Ligator, and their respective successors and assigns agree to indemnify and hold Purchaser harmless from and against any and all claims, losses, liabilities or obligations, including reasonable attorneys' fees, for any claim arising out of or resulting from any breach of warranty or a misrepresentation by Holder or the nonperformance of any covenant hereunder. Should any claims occur for any period prior to Closing, the Purchaser shall advise Holder, Lanes and Ligator within ten (10) days of becoming aware of any asserted claim and Holder, Lanes and Ligator will pay for all costs incurred, including but not limited to, audit accounting, legal, penalties and interests. If Holder is not advised by Purchaser within the ten (10) day period, Holder, Lanes and Ligator shall have no liability for the payment of any costs incurred in defending any asserted claim or cause of action which is the subject of this Section 3.4.

                          ARTICLE IV
          Representations and Warranties of Purchaser

Acknowledging that Holder, Lanes and Ligator are materially relying on each of the following representations, warranties and covenants, Purchaser hereby represents and warrants as follows:

4.1 Formation of Purchaser. Purchaser is a corporation duly organized and validly existing under the laws of Nevada.

4.2 Capital Stock of Purchaser. The authorized capital stock of Purchaser consists solely of (a) 200,000,000 shares of common stock, par value $.001 per share, of which 60,523,775 shares were issued and outstanding as of August 13, 1999 and (b) no shares of preferred stock. Such common and preferred stock of constitute all of the issued and outstanding shares of stock of Purchaser. All of such stock of Purchaser have been duly authorized and validly issued and were offered, issued, sold and delivered by Purchaser in compliance with all applicable state and federal laws concerning the issuance of securities. None of the shareholders of Purchaser have any preemptive or similar rights with respect to the shares of Purchaser.

4.3 Power and Authorization. Purchaser has the power to enter into this Agreement. This Agreement has been duly authorized by and validly executed on behalf of Purchaser and when delivered will constitute the valid and binding obligation of Purchaser. The sale and issuance of the Purchaser Stock contemplated by this Agreement is not in violation of any provision of Purchaser's articles or bylaws, or any agreement or instrument to which Purchaser is a party or to which the Purchaser Stock is subject, will not result in any such violation or be in conflict with or constitute a default under any such provision or agreement, and will not accelerate the performance provided by the terms of any agreement or instrument to which Purchaser is a party, or constitute a default thereunder, or an event which, with the lapse of time or action by a third party, could result in a default thereof, or result in the creation of any lien, charge or encumbrance upon the Purchaser Stock. Such sale of Purchaser Stock will not violate any provision of any judgment, writ, decree, order, statute, rule or governmental regulation applicable to Purchaser.

4.4 Business of Purchaser. Purchaser has the corporate power to own property and to carry on its business as now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Purchaser holds all licenses, permits and other governmental authorizations required in connection with the conduct of Purchaser's business and Purchaser has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions of any such licenses, pen-nits and other governmental authorizations.

4.5 No Violations. Purchaser has complied with and is in compliance with all foreign, federal, state, local, city, county or other (civil and criminal) laws or order with respect to its operations.

4.6 Litigation. There are no suits, actions, proceedings and investigations or claims of any nature pending or threatened against or affecting Purchaser or which may result, either individually or in the aggregate, in any change in the assets, conditions, affairs and prospects of the Purchaser's business. Purchaser is not in violation of any order of any court or foreign, federal, state, local, city, county or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over them.

4.7 Approvals. No order, authorization, approval or consent from or filing with any federal or state governmental body or other authority having jurisdiction over Purchaser is required for the execution, delivery and performance of this Agreement by Purchaser or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement. The purchase of Stock contemplated by this Agreement is not in violation of any provision of Purchaser's articles or bylaws or any agreement or instrument to which Purchaser is a party or to which it is subject, will not result in any such violation or be in conflict with or constitute a default under any such provision or agreement, and will not accelerate the performance provided by the terms of any agreement or instrument to which Purchaser is a party, or constitute a default thereunder, or an event which, with the lapse of time or action by a third party, could result in a default thereof Such purchase of Stock will not violate any provision of any judgment, writ, decree, order, statute, rule or governmental regulation applicable to Purchaser.

4.8 Title. The Purchaser Stock transferred pursuant to the terms of this Agreement is free and clear of all restrictions, liens, encumbrances and security interests and is validly issued and authorized.

4.9  Securities Regulations Relating to the Stock of Purchaser.
The Registered Purchaser Stock and the	Registered Escrow Shares
will be, when issued, registered with the SEC pursuant to
Section 5 of the Act and will be, when issued, registered to trade on the Exchange. Moreover, the Purchaser Stock will be issued in compliance with the Act, the 34 Act, the Exchange rules and any other applicable state, federal or foreign securities laws. Purchaser has made all necessary filings with the SEC, the Act and the Securities and Exchange Act of 1934 (the "34 Act") and no such filings, including without limitation the Registration Statement, contain any material misrepresentations of fact or omitted any material information. Purchaser agrees to make all necessary filings with the SEC, the Act and the 34 Act necessary with respect to the issuance of the Purchaser Stock. In addition, neither the Registered Purchaser Stock nor the Registered Escrow Shares contain any restrictive legends nor is it otherwise subject to any restrictions relating to its resale. Other than by this Agreement, Purchaser is not a party to or bound by any contact, agreement or arrangement to issue or sell any the Purchaser Stock and there are no outstanding options, warrants, preemption rights, rights of first refusal or other rights to subscribe for or purchase or contracts, agreements or other arrangements with respect to the Purchaser or other investment exercisable or convertible into the Purchaser Stock.

4.10 Disclosure. Purchaser has provided Holder, Lanes and Ligator with all material information relating to this Agreement relating to Purchaser and Purchaser Stock. None of the information so provided nor any representation or warranty of Purchaser contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4.11 Securities Regulations Relating to the Stock. Purchaser understand that the Stock is not registered under the Act, the 34 Act or any state or other countries securities regulations, to the extent applicable to this Agreement, and that the purchase and sale of the Stock pursuant to this Agreement is being made pursuant to exemptions from such registration requirements, and Purchaser warrants that the Stock being purchased hereby is for investment and not with a view to resale of the Stock.

4.12 Indemnification. Purchaser, its officers and directors, and their successors and assigns agree to indemnify and hold Holder, Lanes and Ligator harmless from and against any and all claims, losses, liabilities or obligations, including reasonable attorneys' fees, for any claim arising out of or resulting from any breach of warranty or a misrepresentation by Purchaser or the nonperformance of any covenant hereunder which relates to any matter hereunder.

                            ARTICLE V
                        Closing Documents

5.1  Holder, Lanes and Ligator's Obligations.  At Closing,
Holder, Lanes and Ligator shall execute, if applicable, and deliver to the Escrow Agent the following:

5.1.1 Documentation evidencing the Stock as originally issued to Holder (the "Stock Certificates");
5.1.2 Documentation evidencing the transfer of the Stock to Purchaser (the "Assignments"); and

5.1.3  The Escrow Agreement.

5.2 Purchaser's Obligations. At Closing, Purchaser shall execute and deliver (or cause to be executed and delivered) to MA (or the Escrow Agent, as applicable) the following:

5.2.1 Stock certificates evidencing the Purchaser Stock, issued as set forth on
Exhibit A to the Escrow Agent;

5.2.2 The Escrow Agreement; and

5.2.3 A copy of the Registration Statement to Holder, Lanes and
Ligator.

                          ARTICLE VI
                    Miscellaneous Provisions

6.1 Tax-Free Exchange. The parties are entering into this Agreement with the intention that the transaction contemplated herein is intended to be a tax-free reorganization, within the meaning of Section 2205 of the United States Internal Revenue Code, for federal tax purposes, except to the extent of any "boot" received and neither party will take any actions that disqualify the transaction for such treatment.

6.2 Entire Agreement/Prior Agreements. This Agreement and the other documents delivered pursuant hereto and specifically referenced herein constitute the entire contract between the parties hereto with respect to this transaction, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein and therein. This Agreement supersedes all prior agreements and understanding between the parties hereto with respect to its subject matter. Any revision or modification of this Agreement shall be effective only if in writing and signed by the parties.

6.3 Waiver. Failure to enforce any provision of this Agreement by a party shall not bar subsequent enforcement of such provision or any other provision of this Agreement by such party.

6.4 Governing Law. This Agreement and all other agreements contemplated hereunder shall be governed by and construed under the laws of the State of Arizona. The parties agree that service of process may be made upon them by certified or registered mail as provided in Section 6.6 below.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Notices. All notices provided for by this Agreement shall be made in writing and shall be deemed received by the intended recipient: (i) on the business day that such notice is sent by telecopy or facsimile to the intended recipient provided that such notice is also sent by United States Mail, by certified mail, return receipt requested and postage paid thereon; (ii) the third business day after the date placed in United States Mail, certified mail, return receipt requested and postage paid thereon; and (iii) the first business day after notice is sent by express mail or other overnight mail service. All notices shall be delivered to the address indicated below, unless the party giving any such notice has been notified, in writing, of a change of such address:

To Holder and Ligator:        P.O. Box 025216
                              Dept 729
                              Miami, Florida 33102-5216

To Lanes:                     6720 East Stallion Road
                              Paradise Valley, Arizona 89253

With a copy to:               Gary R. Zwillinger, Esq.
                              Morrison & Hecker, L.L.P.
                              2800 North Central Avenue
                              Suite 1600
                              Phoenix, Arizona 85004-1047

To Purchaser:                 eConnect
                              2500 Via Cabrillo Marina
                              Suite 112
                              San Pedro, California 90731
                              Attn.:  Thomas Hughes

With a copy to:               Brian Faulkner, Esq.
                              Law Offices of Shawn F. Hackman
                              3360 West Sahara, Suite 200
                              Las Vegas, Nevada 89102

6.7 Headings. The headings in this Agreement are for convenience only, are not part of the agreement of the parties and shall not be deemed parts hereof or in any way affect the meaning or interpretation of this Agreement.

6.8 Survival of Warranties. Unless otherwise expressly provided, all indemnifications, covenants, warranties and representations of Purchaser, Holder, Lanes and Ligator contained herein or made pursuant to this Agreement shall survive the delivery of this Agreement and Closing hereunder.
No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representations and warranty shall survive such investigation.

6.9 Successors and Assigns. Holder's, Lanes' and Ligator's rights and obligations hereunder shall not be assignable. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon each party, its successors and representatives.

6.10 Attorneys' Fees and Costs. If any party determines that it is necessary to seek enforcement of any of the terms and provisions hereunder by a court of law, the prevailing party, in addition to any relief granted by the court of law, shall be entitled to recover all costs and expenses thereof including reasonable attorneys' fees and costs.

6.11 Expenses. Except as provided herein, each of the parties shall be solely responsible for all of their own costs and expenses, including but not limited to broker's agents or other commission relating to the transactions contemplated herein as well as accounting and legal expenses, incurred in connection with this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the day and year first written above.

                           PURCHASER:

                           eConnect
                           By: /s/  Thomas S. Hughes
                           Thomas S, Hughes, President
                           HOLDER:

                           La Empresa Ranco Plasticos Limitada


                           By: /s/  Jamie Ligator
                           Jamie Ligator, President


                           LANES:


                           /s/  Michael Lanes
                           Michael Lanes


                           LIGATOR:


                           /s/  Jamie Ligator
                           Jamie Ligator